EXCLUSIVE DISTRIBUTION AGREEMENT
                                    BETWEEN
                             SCANTEK MEDICAL, INC.
                                      AND
                               SANDELL CORP. S.A.

THIS AGREEMENT is made this 18th day of February 1998 by and between Scantek Medical, Inc. (the "Manufacturer"), a Delaware corporation having its principal place of business at 321 Palmer Road, Denville, New Jersey, and Sandell Corp. S.A., a Uruguayan corporation, (the "Distributor") having its principal place of business at Brandzen 1984-704 Montevideo, Uruguay with reference to the following facts and upon the following terms and conditions:

WHEREAS, Certain technology having been the object of Letters Patent of the United States set forth on Exhibit A which have been assigned to the Manufacturer along with numerous patents obtained on the same technology in countries other than the United States, and also comprising technical trade secrets and business know-how (hereinafter referred to jointly and severally as the "Technology"); and

WHEREAS, Distributor is desirous of obtaining, for itself and its Affiliates, an exclusive right to distribute, directly or through subdistributors, certain devices made with said technology, defined below, to sell devices described on Exhibit C hereto defined below, (the "Agreement Devices") and to sell and use the Agreement Devices in the Territory, defined below; and

WHEREAS, Manufacturer is willing to grant such rights to Distributor on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing premises, which are hereby incorporated as part of this Agreement, and the mutual covenants herein contained, the parties hereto agree as follows:

1.   DEFINITIONS

The following terms as used in this Agreement shall, unless clearly indicated otherwise, have the following meanings:

     A. "Territory" shall mean the countries listed on Exhibit B hereto, except as any of them are eliminated under this Agreement.

     B. "Agreement Devices" shall mean the Breast Thermal Activity Indicator ("BTAI") Devices described on Exhibit C to be marketed by the Distributor in the Territory and all improvements thereto, also to be known under the Trademarks "BreastCare" and "BreastAlert."

     C. "Minimum Net Sales" shall mean the Minimum Net Sales specified on Exhibit D which Distributor is required to maintain in each country there listed.

     D. "Net Sales" shall mean the gross amount invoiced for the Agreement Devices less all credits or allowances granted on account of rejection, returns, billing errors, duties, taxes and other governmental charges.

     E. "Technical Information and Know-How" shall mean all information belonging to Manufacturer or in Manufacturer's possession which is necessary for the assembly, marketing and use of the Agreement Devices including, inter alia, written assembly directions, quality control specifications and procedures used in connection therewith and information and data regarding the use of the Agreement Devices, and also information utilized by Manufacturer in obtaining governmental approvals for the sale of the Agreement Devices.

     F. "Minimum Sales" shall mean the minimum sales which must be paid by the Distributor to Manufacturer during each Contract Year hereunder.

     G. "Contract Year" shall mean each year during the term of this Agreement commencing on an anniversary of the date hereof and ending on the day immediately preceding the next such anniversary.

2.   EXCLUSIVE AGREEMENT/MANDATORY LOCATION

Subject to the Distributor's compliance with the terms hereof, the Manufacturer hereby grants to the Distributor during the term hereof, a non-assignable, indivisible, non-transferable exclusive right and distribute in and only within the Territory, to, use, and sell the Agreement Device containing the Technology. However, the Distributor shall have the right to grant subdistributors with respect to this agreement.

Distributor must maintain its operations in the Uruguay Free Trade Zone. Failure to do so will result in the termination of this Agreement at Manufacturer's sole option and without recourse by Distributor.

3.   PURCHASING REQUIREMENTS; AGREEMENT FEE; OTHER CONDITIONS

     A. In addition to any other fees specified below, and solely as consideration for Manufacturer's entry into this Agreement, the Distributor shall pay to the Manufacturer a non-refundable Agreement Fee of thirty five percent (35%) of the fully diluted, total issued and outstanding common shares of the Distributor and Five Hundred Thousand Dollars ($500,000) paid in three installments as follows: One Hundred Thousand Dollars ($100,000) upon the execution of this Agreement; an additional payment of Two Hundred Thousand Dollars ($200,000) 45 days after the date of the first shipment effected according to this agreement; and Two Hundred Thousand Dollars ($200,000) on or before January 31, 1999. Unless specified otherwise herein, all dollars referred to in this Agreement are United States Dollars.

     B. Distributors shall purchase the Agreement Device solely from the Manufacturer during each Contract Year during the term of the Agreement the guaranteed Minimum Product Purchases ("Minimum Purchases") equal to the amounts for each Contract Year indicated on Exhibit D hereto.

     C. Distributor shall maintain true, complete and correct books and records of all transactions within the scope of this Agreement, in accordance with generally accepted accounting principles, to enable Manufacturer to readily ascertain all amounts purchased hereunder and the information to be set forth in the statements required by this Section 3. Manufacturer, its agents or representatives, shall have the right, during Distributor's normal business hours, at any time and from time to time during the term of this Agreement and for a period of two years thereafter, to inspect, examine and copy all or any part or parts of such books and records and all other documents and materials (at Manufacturer's expense), relating to the transactions contemplated by this Agreement. All such books and records shall be kept available by Distributor for at least two years after the termination of this Agreement. (However, Distributor shall be free to destroy any material more than six (6) years old.)

     D. Distributor agrees to limit membership on its Board of Directors to five
     (5) members of which Scantek shall have the right to appoint up to three
     (3) members.

     E. The 35% of the Agreement's equity which is owned hereafter by the Manufacturer shall not be diluted for any reason whatsoever. Any such dilution shall cause the immediate termination of the Agreement granted herein, at the Manufacturer's sole option.

4.   TERMS

     A. Subject to Distributor's compliance with its obligations hereunder the term of this Agreement shall be FOURTEEN (14) years, but subject to the following:

          (i) If the Distributor shall abandon the exploitation of the Agreement Device by failing for a period of twelve consecutive months to achieve the Minimum Product Purchases as specified in Exhibit D the Manufacturer may on thirty days written notice to the Distributor, at its option, terminate this Agreement or alter the definition of "Territory," in either case without prejudice, however, to the money due to the Manufacturer hereunder.

          (ii) If any payments due hereunder are in arrears for thirty days after the due date, and if thereupon notice is given to the Distributor both by telegram, telefax, or by registered mail, and if thereafter such payment remains in arrears for thirty days after the sending of such notice; or if the Distributor defaults in performing any of the other terms of this Agreement and continues in default for a period of thirty days after written notice thereof; or if the Distributor is adjudicated with its creditors; or if a receiver is appointed for it; then, in any such event, the Manufacturer shall have the right to terminate this Agreement upon giving notice to the Distributor at least thirty days before the time when such termination is to take effect, and thereupon this Agreement shall become void but without prejudice to any remedy of the Manufacturer.

          (iii) Upon termination under subdivisions (i), or (ii) of this paragraph, the Distributor shall duly account to the Manufacturer and transfer to it all Technology processes, and apparatus, together with all copies its documentation evidencing or embodying the Technical Information and know-how in respect thereof, and all rights to any sub agreement or subdistributors which may have been granted pursuant to the terms hereof.

5.   MANUFACTURING AND PURCHASE

     A. All manufacturing of the Agreement Device to be delivered to Distributor shall be the responsibility and under the control of the Manufacturer. Distributor shall not attempt, directly or indirectly, to compete with the Manufacturer in the manufacture of the Agreement Device.

     B. Manufacturer shall deliver Distributor's requirements for the Agreement Device to Distributor, F.O.B. Manufacturer plant location, at an initial price of US. $8.30 per Unit (except for Units to be sold by the Uruguayan distributor which shall be sold on the basis of eleven (11) Units for $80.00). This price will be adjusted upward only based upon the percentage of increase in the United States Consumer Price Index. The parties will renegotiate in good faith prices applicable to specific shipments sold to Public Health Institutions.

     C. Payment by the Distributor shall be (payable thirty (30) days after date of shipment), F.O.B. Manufacturer's (or its subcontractors) factory. Distributor shall be responsible for risk of loss, customs clearing and transportation. Distributor acknowledges that it is responsible for the cost of shipment and insurance for all units purchased once they are delivered to the F.O.B. point. Title to all units of Devices or Agreement Devices will pass to Distributor upon delivery of such units to the F.O.B. point referred to above.

     D. Distributor shall inspect the Devices, within 30 days after receipt of the Devices by either Distributor or Subdistributors. If Distributor timely rejects any units of the Devices, which do not conform to agreed upon specifications Manufacturer may substitute a like quantity of conforming Devices. Distributor may reject any shipment of non-conforming units of the Devices only within 30 days after receipt by the final distributor, by notice to Distributor stating the reason for rejection with specificity. Failure to timely reject or give proper notice of rejection shall be deemed to constitute acceptance of such shipment. Properly rejected units of the Devices shall, at Manufacturer's sole option, be returned to Manufacturer (at Manufacturer's expense) or destroyed.

     E. If any shipping date is specified, such date represents a good faith estimate by Manufacturer. In any event, Manufacturer shall not be responsible for a delay in shipment resulting from events or circumstances beyond Manufacturer's control or for damages or losses attributable to any such delay.

     F. Manufacturer guarantees that the Devices shall be manufactured by it in accordance with the design, manufacturing, performance and packaging specifications, and the quality control and testing standards as the parties may from time to time agree upon in writing. Manufacturer guarantees that Devices and Manufacturer's manufacturing procedures will comply with all requirements of applicable governmental bodies in the United States. Except as provided above, Manufacturer HEREBY EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES AND GUARANTEES WITH RESPECT TO THE AGREEMENT DEVICES PURCHASED HEREUNDER, WHETHER WRITTEN, ORAL, IMPLIED OR INFERRED BY TRADE, CUSTOM OR PRACTICE, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Manufacturer SHALL NOT BE LIABLE UNDER ANY CIRCUMSTANCES FOR DAMAGES OF ANY KIND, WHETHER DIRECT, CONSEQUENTIAL OR OTHERWISE RELATING TO THE PERFORMANCE OF ANY SENSOR. IN NO EVENT SHALL Manufacturer's LIABILITY UNDER THIS AGREEMENT EXCEED THE PURCHASE PRICE FOR THE Devices PURCHASED HEREUNDER.

     G. If Distributor does not pay the full amount of the purchase price and other amounts specified under this Agreement or in any other order from Manufacturer as and when due, then, in addition to its other rights or remedies hereunder and under applicable law, Manufacturer may withhold performance of its obligations hereunder or cancel any outstanding orders, without liability to

     Distributor by Manufacturer, and without discharge or mitigation of any Distributor's obligations.

     H. Distributor may not cancel or assign any order given to Manufacturer without the prior written consent of Manufacturer, which Manufacturer may withhold in its sole and absolute discretion.

     I. Non delivery or default by the Manufacturer as to any individual shipment shall not be deemed a breach of this Agreement except as to such installment. Such non delivery or default shall not relieve Distributor from its obligation to accept and pay for any subsequent or prior installment, regardless of whether such non delivery substantially impairs the value of this contract. In the event that Manufacturer fails to deliver product for a period of ninety (90) days following placement of an order by the Distributor, for reasons other than Force Majeure, then this paragraph shall be null and void and the parties may seek whatever remedies are otherwise allowed under this Agreement.

6.   USES OF TRADEMARKS, TECHNICAL INFORMATION AND KNOW-HOW

Distributor, and, if Distributor performs its obligations hereunder, Manufacturer, agree to freely exchange any Technical Information and Know-How developed by them through an open and continuous dialogue regarding their operations. [Manufacturer agrees hereby to Agreement at no additional cost to Distributor any and all trademarks and service marks owned by Manufacturer.] Such Agreement(s) shall be solely for use in connection with sale of the Devices in the Territory, and shall not include any information regarding manufacturing processes or equipment.

7.   NOTICE

Any notice to be given pursuant to the terms of this Agreement shall be addressed as follows:

If to the Manufacturer:  Zsigmond L. Sagi, President
                         Scantek Medical, Inc.
                         321 Palmer Road
                         Denville, New Jersey 07834

If to the Distributor:   Luis Primavesi, Vice President
                         SANDELL CORP., S.A.
                         BRANDZEN, 1984, 704
                         MONTEVIDEO, URUGUAY

8.   NECESSARY DOCUMENTS

The Distributor shall furnish to the Manufacturer, or to nominees and patent attorneys, all information and documents regarding any inventions or improvements developed by the Distributor, including the apparatus, processes, and formulas in respect thereof, in order to enable the Manufacturer to operate thereunder and to enable its attorneys to prepare and prosecute Patent applications therefor, with respect to any and all improvements developed by Distributor the understanding that, if so requested by the Manufacturer, such attorneys shall collaborate with such other Patent attorney as the Manufacturer may designate. The Manufacturer shall (at Distributor's expense) render to the Distributor such services in their consulting capacity as may be necessary in order to instruct the Distributor, or its appointed representative, in all operations pertaining to the industrial and commercial exploitation of the Inventions.

9.   OWNERSHIP OF PATENTS

All Patents shall be the exclusive property of the Manufacturer, subject to the exclusive Agreement hereby granted. The Manufacturer shall, upon demand, execute and deliver to the Distributor such documents as may be deemed necessary or advisable by counsel for the Distributor for filing in the appropriate Patent offices to evidence the granting of the exclusive Agreement hereby given. No additional patents covering any technology developed by Manufacturer, or the Distributor which uses the Manufacturer's technology as a starting point, shall be applied for by the Distributor without the Manufacturer's express written consent.

10.  NEW INVENTIONS/TEST RESULTS

If during the continuance of this Agreement the Distributor makes any further improvements in the Agreement Devices, the Technical Information and Know-How or the Technology or the mode using them, or becomes the owner of any such improvements either through Patents or otherwise, then it shall and hereby does assign such improvements to the Manufacturer which shall give the Manufacturer full information regarding the mode of using them. However, during the term of this Agreement, the Distributor shall be entitled to use the same with all rights which are hereby granted to the Distributor in respect to the Technology and the Technical Information without paying any additional royalty with respect thereto. Distributor shall also provide Manufacturer with any and all test results arising from tests of any Agreement Devices as soon as such results are available.

11.  ARBITRATION

Except as otherwise provided herein, any dispute under this Agreement shall be settled by arbitration in pursuant to the Commercial Rules, then obtaining, of the American Arbitration Association, such arbitration to be conducted in Montevideo, Uruguay or such other place as the parties hereto may mutually agree.

12.  BENEFIT

This agreement shall be binding upon and inure to the benefit of the parties hereto and their successors in interest.

13.  NONDISCLOSURE

A. CONFIDENTIAL INFORMATION. (i) Upon the effective date and thereafter during the term of this Agreement, Manufacturer shall make available to Distributor full and complete Technical Information and Know-How possessed on the date of this Agreement by Manufacturer relating to the Agreement Devices, except with respect to manufacturing processes and equipment. Manufacturer shall not during the term of this Agreement disclose to any other person, firm or corporation in the Territory other than Distributor, any technical information relating to the subject matter of this Agreement. Nothing, contained in this Agreement shall be construed to require Manufacturer to disclose to Distributor any information which Manufacturer shall have acquired from others if the disclosure thereof to Distributor would breach any of the then existing obligations of Manufacturer.

(ii) Distributor shall not use or disclose any information received from Manufacturer under this Agreement for any purpose other than the distribution and sale of the Agreement Devices covered by this Agreement. Distributor shall not disclose any information received from Manufacturer under this Agreement to any person except persons in Distributor's employ to whom it shall be necessary to make such disclosure to enable Distributor to obtain the benefit of such information in the distribution of the Agreement Devices which are included within the subject matter of this Agreement, and any such person shall receive such information only after agreeing in writing to hold same in strictest confidence and to use same only for the purposes specified and permitted in this Agreement. The foregoing restrictions on disclosures of information shall apply so long as the information has not properly come into the public domain by such disclosure in issued patents or otherwise.

(iii) All employees of Distributor who shall be given access to confidential Technical Information and Know-How shall execute a Non-Disclosure and Assignment Agreement in form acceptable to Manufacturer.

(iv) The obligation of confidentiality will not be understood as non-compliance when a subdistributor is appointed and provided with the corresponding information for the selling of the Agreement Devices.

B. PATENTS. (i) Distributor may, only with the express written consent of the Manufacturer and at its own expense, apply for patents in any country on any discovery or invention which Distributor or its employees shall have obtained prior to the termination of this Agreement on any product or process related to the subject matter of this Agreement, notifying Manufacturer of its intention, keeping Manufacturer currently informed of its activities in respect thereto, and providing Manufacturer with copies of patent applications and amendments thereto, patent office communications, and other relevant papers. All such patent applications or issued patents must be assigned to the Manufacturer.

(ii) Manufacturer hereby grants to Distributor a nonexclusive, royalty-free Agreement to make, use and sell without limitation under any such discovery or invention and any patent application, and any patents granted thereon, including renewals and reissues thereof, to the extent that they relate to the subject matter of this Agreement, which Agreements shall extend to the end of the full term of the Agreement. These Agreements shall not be assignable or divisible, and shall not include the right to grant subdistributors.

C. TRADEMARKS. During the term hereof, Manufacturer through its designated representative or representatives, grants to Distributor the right to affix, without charge to Distributor, the Trademarks set forth on Exhibit E (the "Trademarks") as marks of certification to Agreement Devices distributed in the Territory by Distributor through the operations, practices, agreements, and processes which are the subject of this Agreement, provided:

     (i) that all labels, advertising, and packaging for the Agreement Devices conform to the specifications of the Manufacturer.

     (ii) that Distributor submits to the Manufacturer, when requested by Manufacturer, packaging, labels, literature of the Agreement Device so that Manufacturer can review from time to time.

14.  ADVERTISING, MARKETING AND SALES

A. During each Contract Year, Distributor shall assure that its distributors shall have sufficient quality personnel and capital resources to effect the sales of the BTAI Device.

B. Distributor has the responsibility to assure that the Distributors have sufficient marketing materials to enable the sales personnel to function properly.

C. Distributor will allocate 6% of its gross sales for advertising during the first two (2) years.

15.  NON-COMPETITION

In order to induce Manufacturer to enter into this Agreement, Distributor agrees that neither Distributor, nor its shareholders, officers, directors or principals (with the exception of Manufacturer and Hall's interest in Manufacturer), will during the term of this Agreement or, for a period of five
(5) years from the date of termination hereof, manufacture Devices or purchase Devices manufactured by any entity other than Manufacturer for use in the Agreement Devices or any competing device, or directly or indirectly own, manage, operation or control of or be connected as an officer, director, shareholder, partner, consultant, owner, employee, agent, lender, donor, vendor or otherwise, or have any financial interest in or aid or assist anyone else in the conduct of any competing entity which manufactures, distributes or offers for sale goods similar to the Agreement Devices to any competing entity. Distributor, and its shareholders, officers, directors and principals further agree that they will not (i) personally, or cause others to personally induce or attempt to induce any employee to terminate their employment with the Manufacturer; (ii) interfere with or disrupt the Manufacturer's relationship with its suppliers or employees; or (iii) solicit or entice any person to leave their employ with the Manufacturer. For the purposes herewith, the term "competing entity" shall mean any business or enterprise of any and every kind whatsoever which is engaged in the manufacture, distribution or sale of goods similar to the Agreement Devices, anywhere in the world; provided, however, that ownership of one (1%) percent or less of any class of outstanding securities of a company whose securities are listed on a national securities exchange or which has not fewer than 1,000 shareholders shall not be deemed to constitute ownership or participation in the ownership of the business of such company. If any portion of this Paragraph 15 shall be determined to be invalid and unenforceable, such determination shall not affect the validity or enforce ability of the balance hereof, and such balance shall remain in full force and effect. In the event of any breach by Distributor of the provisions hereof, the Distributor acknowledges that the Manufacturer will not have an adequate remedy at law and the Manufacturer will be entitled to institute and prosecute proceedings in an appropriate Court of competent jurisdiction and to obtain an injunction restraining the Distributor from violating the provisions of this Agreement without posting a bond or other security.

16.  LAWS

This Agreement shall be construed, and all the rights, powers, and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of New Jersey.

17.  WAIVERS

No omission or delay of either party hereto in requiring due and punctual fulfillment by the other party of the obligations of such party hereunder shall be deemed to constitute a waiver of its right to require such due and punctual fulfillment or of any of its remedies hereunder.

18.  ASSIGNMENT

Neither this Agreement nor any part thereof may be assigned by Distributor without the written consent of Manufacturer.

19.  DEFAULT OF MANUFACTURE/LOSS OF AGREEMENT

In the event that the Manufacturer is insolvent, has made an assignment for the benefit of Manufacturer's creditors or files under the Bankruptcy laws, Distributor shall have the right to immediately assume control of the sensor production utilizing Manufacturer's equipment either in Manufacturer's facility or at any other location.

WITNESS WHEREOF THE PARTIES HERETO HAVE SET THEIR HANDS ON THIS 18 DAY OF February 1998.

SANDELL CORP. S.A.                      SCANTEK MEDICAL, INC.




BY: /s/ DANIEL ALVAREZ                  BY: /s/ PATRICIA B. FURNESS
    -------------------                      -----------------------
     Daniel Alvarez                          Patricia B. Furness
     Vice President                          Vice President




CORPORATE SEAL

/s/ PATRICIA B. FURNESS
------------------------
CORPORATE SECRETARY


WITNESSED BY:                          DATE:  2/19/98
                                            -------------
/S/ ELSIE C. COWLES
------------------------
TITLE:


State of New Jersey: I, ALFONSE W. SCERBO, Clerk of the County of Morris holden in and for said County, do hereby certify the Notary herein
County of Morris;   set forth by whom the foregoing proof, acknowledgment or
                    affidavit taken and certified was at the time of taking such proof, acknowledgment or affidavit a NOTARY PUBLIC, duly commissioned, sworn and residing in said County and State, and was as such officer of this State, authorized to take and certify said proof, acknowledgment or affidavit as well as to take and certify proofs of acknowledgments of deeds for conveyance of lands, tenements or hereditaments and other instruments in Writing, to be recorded in said State;
                    and full faith credit are and ought to be given to his/her official acts and I am well acquainted with the handwriting of said Notary and believe the signature to the instrument to which the certificate is attached is his/her genuine signature.

                                             [SPECIMEN}                 Notary
                              -----------------------------------------
                    IN TESTIMONY WHEREOF, I have set my hand and affixed the seal of said Court and County at Morristown:

                    Dated: 2-19-98          [SPECIMEN}             County Clerk
                                  -------------------------------

                                      [SPECIMEN}            Special Deputy Clerk
                          ----------------------------------

EXHIBIT B

Territory
SOUTH AMERICA, EXCLUDING CHILE, BUT SPECIFICALLY INCLUDING THE
FOLLOWING COUNTRIES:

     ARGENTINA
     BRAZIL
     BOLIVIA
     COSTA RICA
     COLOMBIA
     ECUADOR
     PANAMA
     PARAGUAY
     PERU
     NICARAGUA
     VENEZUELA
     URUGUAY

EXHIBIT C


Agreement Devices

KNOWN AS BTAI, BREASTCARE, AND BREASTALERT


Nothwithstanding the following more specific description of the Agreement device, the Agreement Devices shall include any temperature sensing device manufactured by the Manufacturer using the patented technology set forth in the Patents listed in Exhibit A or improvements thereto.

The BTAI is an early diagnostic direct reading, digital device to screen the breast for abnormalities, including cancer.

The BTAI measures underlying breast tissue temperature and not skin surface temperature by retaining the emitted heat when BTAI is placed against the breast for 15 minutes. The averaged and recorded reading on the BTAI has taken into consideration that the temperature patterns of a woman's breasts are closely symmetrical. This method detects abnormalities by comparing the temperature differences in the corresponding areas of a woman's breasts.

The BTAI device consists of a pair of non-woven pads made of spun-fiber material, each of which has three wafer-thin, pliant, aluminum foil, and temperature responsive segments attached to its inner surface. Each segment is wedge-shaped and contains 18 columns or bars of thermal dots. These dots contain a chemical heat sensors that changes color when exposed to a specific temperature.

EXHIBIT D

MINIMUM UNIT SALES

     The minimum unit sales are set forth below:

          Year*          Minimum Unit Purchases-Monthly
          ----           ------------------------------


     The minimum monthly purchase requirements will start with the first shipment of the BreastCare product for each 12 twelve month period thereafter as indicated below:

     First 12 month period after first shipment        20,000 Units
     Second 12 month period                            35,000 Units
     Third 12 month period                             65,000 Units
     Fourth 12 month period and thereafter/FS          90,000 Units